NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic reports third quarter
fiscal 2023 financial results

Delivers top and bottom line ahead of expectations, with strength in Cardiovascular and Neuroscience portfolios

DUBLIN – Feb. 21, 2023 – Medtronic plc (NYSE:MDT) today announced financial results for its third quarter of fiscal year 2023, which ended January 27, 2023.

Key Highlights
•Revenue of $7.7 billion was flat as reported and increased 4.1% organic, ahead of expectations
•GAAP diluted EPS of $0.92 decreased 16%; non-GAAP diluted EPS of $1.30 decreased 4%, ahead of expectations
•Company increases FY23 organic revenue growth and EPS outlook

Medtronic reported third quarter worldwide revenue of $7.727 billion, a flat result as reported and an increase of 4.1% on an organic basis. The organic comparison excludes a $379 million negative impact from foreign currency translation and a $26 million contribution from the company’s fiscal first quarter acquisition of Intersect ENT, which is reported in the Specialty Therapies division in the Neuroscience Portfolio. Unless otherwise stated, all revenue growth rates in this press release are on an organic basis, which excludes the impact of foreign currency translation and revenue from the Intersect ENT acquisition.

The company’s third quarter organic revenue results reflect strong performances in the Cardiovascular and Neuroscience portfolios, in Diabetes markets outside the U.S., as well as improved product availability across certain businesses. This was partially offset by unfavorable impacts from ventilator sales, given the increased COVID-19 related demand in the prior year, and sales in China, given volume-based procurement (VBP) tenders and the impact of COVID-19 resurgence on procedure volumes.

As reported, third quarter GAAP net income and diluted earnings per share (EPS) were $1.222 billion and $0.92, respectively, decreases of 17% and 16%, respectively. As detailed in the financial schedules included at the end of this release, third quarter non-GAAP net income and non-GAAP diluted EPS were $1.727 billion and $1.30, respectively, decreases of 6% and 4%, respectively. The company’s earnings decline reflects the continued unfavorable macroeconomic impact of foreign currency translation and inflation.

Third quarter U.S. revenue of $4.062 billion represented approximately 52% of company revenue and increased 3% as reported and 2% organic. Non-U.S. developed market revenue of $2.294 billion represented 30% of company revenue and decreased 6% as reported and increased 6% organic. Emerging Markets revenue of $1.371 billion represented 18% of company revenue and decreased 1% as reported and increased 5% organic.

“We returned to mid-single digit organic growth as we continue to execute our strategy with urgency. Our Cardiovascular and Neuroscience portfolios had strong, high-single digit organic growth as we launched new products and demonstrated continued strength in our established, market-leading Cardiac Rhythm Management and Spine franchises,” said Geoff Martha, Medtronic chairman and chief executive officer. “I’m very encouraged by the rebound in our revenue growth, despite procedure volumes remaining a little softer in a few markets and volume-based procurement in China. We are confident in delivering durable revenue growth over the coming quarters as recent revenue headwinds continue to dissipate, and we drive execution across our businesses.”

Cardiovascular Portfolio
The Cardiovascular Portfolio includes the Cardiac Rhythm & Heart Failure (CRHF), Structural Heart & Aortic (SHA), and Coronary & Peripheral Vascular (CPV) divisions. Cardiovascular revenue of $2.772 billion increased 1% as reported and 7% organic, with high-single digit increases in CRHF and SHA and a low-single digit increase in CPV, all on an organic basis.

•Cardiac Rhythm & Heart Failure revenue of $1.431 billion increased 2% as reported and increased 7% organic. Cardiac Rhythm Management revenue increased high-single digits, with high-single digit growth in both Defibrillation Solutions and Cardiac Pacing Therapies, including mid-teens growth in leadless pacemakers from continued global adoption of Micra™ transcatheter pacing systems. Cardiac Ablation Solutions revenue increased low-single digits, including low-double digit growth in the U.S. on the continued adoption of its Arctic Front™ cryoablation catheters. Cardiovascular Diagnostics revenue increased low-double digits, given increased supply and strong market adoption of the LINQ II™ insertable cardiac monitor.

•Structural Heart & Aortic revenue of $760 million increased 3% as reported and 9% organic. Structural Heart increased high-single digits, with low-double digit growth in transcatheter aortic valves (TAVR) as the company continues to build on its strong durability data and the U.S. launch of the Evolut™ FX TAVR system. Aortic also increased low-double digits with high-teens growth in abdominal aortic stent graft systems on improved product availability. Cardiac Surgery increased mid-single digits, driven by growth in surgical valves and perfusion systems.

•Coronary & Peripheral Vascular revenue of $581 million decreased 4% as reported and increased 1% organic. Coronary increased low-single digits with strength in coronary balloons and U.S. drug-eluting stent share gains from the continued launch of the Onyx Frontier™ drug-eluting stent. Peripheral Vascular Health also increased low-single digits, with low-double digit growth in drug-coated balloons and high-single digit growth in vascular embolization and superficial venous products.

Medical Surgical Portfolio
The Medical Surgical Portfolio includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. Medical Surgical revenue of $2.137 billion decreased 7% as reported and 2% organic, with low-single digit declines in both SI and RGR. Excluding the unfavorable impact of ventilator sales, given the increased COVID-19 related demand in the prior year, and sales in China, given the unfavorable impact of provincial VBP tenders, Medical Surgical revenue increased 3% organic.

•Surgical Innovations revenue of $1.425 billion decreased 6% as reported and 1% organic. SI revenue increased 5% organic excluding the unfavorable impact of sales in China. The company won back share sequentially, as it recovered from supply challenges faced in prior quarters. Advanced Surgical Instruments decreased low-single digits, with Advanced Stapling low-double digit declines resulting from China VBP tenders offsetting mid-single digit growth in Advanced Energy. In Surgical Robotics, the company increased sales in markets outside the U.S. and announced first patient enrollment in its Expand URO U.S. clinical trial for the Hugo™ robotic-assisted surgery system.

•Respiratory, Gastrointestinal & Renal revenue of $712 million decreased 8% as reported and 3% organic. RGR revenue was flat organic excluding the impact of ventilator sales. Respiratory Interventions decreased low-double digits, with sales of ventilators declining high-twenties as demand continued to be well below pre-pandemic levels as expected. Patient Monitoring increased low-single digits, with low-single digit growth in Nellcor™ pulse oximetry and mid-single digit growth in Perioperative Complications. In October 2022, the company announced its intention to separate the combined Respiratory Interventions and Patient Monitoring businesses, which it continues to expect to be completed in the second half of its fiscal year 2024. Gastrointestinal revenue increased high-single digits on strength in sales of GI Genius™ intelligent endoscopy module. Renal Care Solutions decreased high-single digits given product availability challenges. In May 2022, Medtronic announced its intention to contribute its Renal Care Solutions business into a new, independent kidney care-focused medical device company together with DaVita, which it expects to close in the fourth fiscal quarter.

Neuroscience Portfolio
The Neuroscience Portfolio includes the Cranial & Spinal Technologies (CST), Specialty Therapies, and Neuromodulation divisions. Neuroscience revenue of $2.248 billion increased 5% as reported and 7% organic, with a low-double digit organic increase in Specialty Therapies and mid-single digit organic increases in Neuromodulation and CST.

•Cranial & Spinal Technologies revenue of $1.128 billion increased 2% as reported and 5% organic, as the company continues to benefit from its Aible™ spine technology ecosystem. Spine & Biologics increased low-single digits, with mid-single digit growth in Core Spine offsetting high-single digit declines in Biologics. Neurosurgery increased high-single digits, with double digit growth in robotics, navigation, imaging, and powered surgical instruments.

•Specialty Therapies revenue of $699 million increased 10% as reported and 11% organic. Neurovascular increased high-single digits, with double digit growth in aspiration, flow diversion, and liquid embolic products, and high-single digit growth in mechanical thrombectomy. Pelvic Health increased mid-single digits on the continued adoption of its InterStim™ sacral neuromodulation systems. ENT increased low-twenties on an organic basis driven by strength in NIM Vital™ nerve monitoring systems and improved product availability.

•Neuromodulation revenue of $420 million increased 3% as reported and 6% organic. Pain Therapies increased low-double digits, with low-double digit growth in both Pain Stim and Targeted Drug Delivery, and low-single digit growth in Interventional. Brain Modulation decreased low-single digits on continued declines of replacement devices.

Diabetes
Diabetes revenue of $570 million decreased 2% as reported and increased 3% organic. U.S. revenue declined mid-teens, given the absence of new product approvals. This was more than offset by high-teens growth in non-U.S. developed markets and low-twenties growth in emerging markets. Sales outside the U.S. included high-teens growth of insulin pumps and mid-thirties growth of continuous glucose monitoring (CGM) products on strong sales of the MiniMed™ 780G system and the associated increase in CGM attachment rates on the strength of the Guardian™ 4 sensor.

Guidance
The company today issued fourth quarter revenue growth guidance and tightened its full year EPS guidance for fiscal 2023.

The company expects fourth quarter organic revenue growth of 4.5% to 5.0%, which brackets current Street consensus and raises the company’s full fiscal year organic growth outlook. If foreign currency exchange rates as of the beginning of February hold, fourth quarter revenue would be unfavorably affected by approximately $165 million to $215 million.

The company increased the lower end of its fiscal year 2023 diluted non-GAAP EPS guidance from the prior range of $5.25 to $5.30 to the new range of $5.28 to $5.30, which includes an estimated 21 cent unfavorable impact from foreign currency at rates as of the beginning of February.

“Given our third quarter performance, we are raising our full year outlook and expect our momentum to continue in the fourth quarter,“ said Karen Parkhill, Medtronic chief financial officer. “As we look ahead, we are focused on delivering durable topline growth and significant expense reductions as we navigate through macro headwinds from foreign currency and inflation. And, we are committed to continued investment in our growth drivers to ensure long-term value creation.”

Webcast Information
Medtronic will host a webcast today, February 21, at 8:00 a.m. EST (7:00 a.m. CST) to provide information about its businesses for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Events icon at investorrelations.medtronic.com, and this earnings release will be archived at news.medtronic.com. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Events icon at investorrelations.medtronic.com.

Medtronic plans to report its fourth quarter and full fiscal year 2023 results on Thursday, May 25, 2023. For fiscal year 2024, Medtronic plans to report its first, second, third, and fourth quarter results on Tuesday, August 22, 2023, November 21, 2023, February 20, 2024, and Thursday, May 23, 2024, respectively. Confirmation and additional details will be provided closer to the specific event.

Financial Schedules
The third quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Investor Events link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to fiscal year 2022.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Starting with the quarter ended April 29, 2022, the company no longer adjusts non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators. Historical non-GAAP financial measures have been recast for comparability. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	THIRD QUARTER						THIRD QUARTER YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(2)	FY23	Growth(3)	FY23	FY22	Growth	Currency Impact(2)	FY23	Growth(3)
Cardiovascular	$2,772	$2,745	1.0%	$(152)	$2,924	6.5%	$8,257	$8,462	(2.4)%	$(467)	$8,724	3.1%
Cardiac Rhythm & Heart Failure	1,431	1,402	2.1	(76)	1,507	7.5	4,255	4,356	(2.3)	(238)	4,493	3.1
Structural Heart & Aortic	760	740	2.7	(45)	805	8.8	2,259	2,277	(0.8)	(141)	2,400	5.4
Coronary & Peripheral Vascular	581	603	(3.6)	(31)	612	1.5	1,744	1,829	(4.6)	(88)	1,832	0.2
Medical Surgical	2,137	2,290	(6.7)	(117)	2,254	(1.6)	6,208	6,910	(10.2)	(380)	6,588	(4.7)
Surgical Innovations	1,425	1,519	(6.2)	(81)	1,506	(0.9)	4,162	4,570	(8.9)	(269)	4,431	(3.0)
Respiratory, Gastrointestinal, & Renal	712	771	(7.7)	(36)	748	(3.0)	2,047	2,341	(12.6)	(111)	2,158	(7.8)
Neuroscience	2,248	2,144	4.9	(78)	2,326	8.5	6,549	6,484	1.0	(227)	6,776	4.5
Cranial & Spinal Technologies	1,128	1,102	2.4	(32)	1,160	5.3	3,253	3,292	(1.2)	(96)	3,349	1.7
Specialty Therapies	699	633	10.4	(32)	731	15.5	2,052	1,908	7.5	(85)	2,137	12.0
Neuromodulation	420	409	2.7	(14)	434	6.1	1,244	1,285	(3.2)	(46)	1,290	0.4
Diabetes	570	584	(2.4)	(33)	603	3.3	1,667	1,741	(4.3)	(113)	1,780	2.2
TOTAL	$7,727	$7,763	(0.5)%	$(379)	$8,106	4.4%	$22,682	$23,597	(3.9)%	$(1,187)	$23,869	1.2%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) The three and nine months ended January 27, 2023 includes $26 million and $71 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and nine months ended January 27, 2023, revenue increased 4.1 percent organic and 0.9 percent organic, respectively.

MEDTRONIC PLC
U.S.(1)(2) REVENUE

	THIRD QUARTER			THIRD QUARTER YEAR-TO-DATE
	REPORTED			REPORTED
(in millions)	FY23	FY22	Growth(3)	FY23	FY22	Growth(3)
Cardiovascular	$1,375	$1,297	6.0%	$4,097	$4,090	0.2%
Cardiac Rhythm & Heart Failure	764	708	7.9	2,271	2,238	1.5
Structural Heart & Aortic	337	312	8.0	997	986	1.1
Coronary & Peripheral Vascular	274	278	(1.4)	829	866	(4.3)
Medical Surgical	965	990	(2.5)	2,713	2,950	(8.0)
Surgical Innovations	600	609	(1.5)	1,669	1,779	(6.2)
Respiratory, Gastrointestinal, & Renal	365	381	(4.2)	1,044	1,171	(10.8)
Neuroscience	1,507	1,397	7.9	4,437	4,237	4.7
Cranial & Spinal Technologies	824	784	5.1	2,404	2,328	3.3
Specialty Therapies	402	343	17.2	1,186	1,057	12.2
Neuromodulation	281	270	4.1	848	852	(0.5)
Diabetes	215	255	(15.7)	650	760	(14.5)
TOTAL	$4,062	$3,939	3.1%	$11,897	$12,038	(1.2)%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The three and nine months ended January 27, 2023 includes $25 million and $70 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and nine months ended January 27, 2023, revenue increased 2.5 percent organic and declined 1.8 percent organic, respectively.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	THIRD QUARTER						THIRD QUARTER YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(3)	FY23	Growth(4)	FY23	FY22	Growth	Currency Impact(3)	FY23	Growth(4)
U.S.	$1,375	$1,297	6.0%	$—	$1,375	6.0%	$4,097	$4,090	0.2%	$—	$4,097	0.2%
Non-U.S. Developed	859	935	(8.1)	(110)	969	3.6	2,553	2,886	(11.5)	(380)	2,933	1.6
Emerging Markets	538	513	4.9	(42)	580	13.1	1,607	1,486	8.1	(86)	1,693	13.9
Cardiovascular	2,772	2,745	1.0	(152)	2,924	6.5	8,257	8,462	(2.4)	(467)	8,724	3.1
U.S.	965	990	(2.5)	—	965	(2.5)	2,713	2,950	(8.0)	—	2,713	(8.0)
Non-U.S. Developed	760	812	(6.4)	(97)	857	5.5	2,246	2,521	(10.9)	(330)	2,576	2.2
Emerging Markets	412	488	(15.6)	(19)	431	(11.7)	1,250	1,439	(13.1)	(49)	1,299	(9.7)
Medical Surgical	2,137	2,290	(6.7)	(117)	2,254	(1.6)	6,208	6,910	(10.2)	(380)	6,588	(4.7)
U.S.	1,507	1,397	7.9	—	1,507	7.9	4,437	4,237	4.7	—	4,437	4.7
Non-U.S. Developed	401	431	(7.0)	(52)	453	5.1	1,189	1,330	(10.6)	(178)	1,367	2.8
Emerging Markets	341	316	7.9	(25)	366	15.8	923	918	0.5	(49)	972	5.9
Neuroscience	2,248	2,144	4.9	(78)	2,326	8.5	6,549	6,484	1.0	(227)	6,776	4.5
U.S.	215	255	(15.7)	—	215	(15.7)	650	760	(14.5)	—	650	(14.5)
Non-U.S. Developed	274	261	5.0	(31)	305	16.9	792	780	1.5	(107)	899	15.3
Emerging Markets	80	68	17.6	(2)	82	20.6	226	201	12.4	(6)	232	15.4
Diabetes	570	584	(2.4)	(33)	603	3.3	1,667	1,741	(4.3)	(113)	1,780	2.2
U.S.	4,062	3,939	3.1	—	4,062	3.1	11,897	12,038	(1.2)	—	11,897	(1.2)
Non-U.S. Developed	2,294	2,438	(5.9)	(290)	2,584	6.0	6,779	7,517	(9.8)	(995)	7,774	3.4
Emerging Markets	1,371	1,385	(1.0)	(89)	1,460	5.4	4,006	4,043	(0.9)	(190)	4,196	3.8
TOTAL	$7,727	$7,763	(0.5)%	$(379)	$8,106	4.4%	$22,682	$23,597	(3.9)%	$(1,187)	$23,869	1.2%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(4) The three and nine months ended January 27, 2023 includes $26 million and $71 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and nine months ended January 27 2023, revenue increased 4.1 percent organic and 0.9 percent organic, respectively.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Nine months ended
(in millions, except per share data)	January 27, 2023	January 28, 2022	January 27, 2023	January 28, 2022
Net sales	$7,727	$7,763	$22,682	$23,597
Costs and expenses:
Cost of products sold, excluding amortization of intangible assets	2,689	2,459	7,740	7,554
Research and development expense	688	668	2,055	2,094
Selling, general, and administrative expense	2,615	2,561	7,799	7,723
Amortization of intangible assets	431	432	1,275	1,298
Restructuring charges, net	38	12	81	32
Certain litigation charges, net	—	35	—	95
Other operating (income) expense, net	(125)	(63)	(187)	719
Operating profit	1,392	1,659	3,920	4,081
Other non-operating income, net	(149)	(67)	(342)	(244)
Interest expense, net	167	137	449	410
Income before income taxes	1,375	1,589	3,813	3,915
Income tax provision	146	106	1,218	346
Net income	1,229	1,483	2,595	3,570
Net income attributable to noncontrolling interests	(6)	(4)	(17)	(16)
Net income attributable to Medtronic	$1,222	$1,480	$2,579	$3,554
Basic earnings per share	$0.92	$1.10	$1.94	$2.64
Diluted earnings per share	$0.92	$1.10	$1.94	$2.63
Basic weighted average shares outstanding	1,330.2	1,343.7	1,329.6	1,344.4
Diluted weighted average shares outstanding	1,332.0	1,350.3	1,332.8	1,353.9

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended January 27, 2023
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,727	$2,689	65.2%	$1,392	18.0%	$1,375	$1,222	$0.92	10.6%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(26)	0.3	104	1.3	104	83	0.06	20.2
Acquisition-related items (3)	—	(7)	0.1	24	0.3	24	20	0.02	16.7
(Gain)/loss on minority investments (4)	—	—	—	—	—	(8)	(8)	(0.01)	—
Medical device regulations (5)	—	(23)	0.3	37	0.5	37	31	0.02	18.9
Amortization of intangible assets	—	—	—	431	5.6	431	367	0.28	15.1
RCS impairments / costs (6)	—	(2)	—	10	0.1	10	9	0.01	10.0
Certain tax adjustments, net	—	—	—	—	—	—	3	—	—
Non-GAAP	$7,727	$2,630	66.0%	$1,998	25.9%	$1,973	$1,727	$1.30	12.1%
Currency impact	379	55	0.9	129	0.3			0.08
Currency Adjusted	$8,106	$2,685	66.9%	$2,127	26.2%			$1.38

	Three months ended January 28, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,763	$2,459	68.3%	$1,659	21.4%	$1,589	$1,480	$1.10	6.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(27)	0.3	78	1.0	78	63	0.05	19.2
Acquisition-related items (3)	—	(4)	0.1	(60)	(0.8)	(60)	(61)	(0.04)	—
Certain litigation charges	—	—	—	35	0.5	35	27	0.02	25.7
(Gain)/loss on minority investments (4)	—	—	—	—	—	2	3	—	(50.0)
Medical device regulations (5)	—	(13)	0.2	25	0.3	25	20	0.01	20.0
Amortization of intangible assets	—	—	—	432	5.6	432	365	0.27	15.5
Certain tax adjustments, net (7)	—	—	—	—	—	—	(59)	(0.04)	—
Non-GAAP	$7,763	$2,415	68.9%	$2,170	28.0%	$2,101	$1,838	$1.36	12.4%
See description of non-GAAP financial measures contained in the press release dated February 21, 2023.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum. Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(6)Associated costs as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(7)The tax benefit primarily relates to the deferred tax impact associated with a step up in tax basis for Swiss Cantonal purposes which is partially offset by the amortization on previously established deferred tax assets from intercompany intellectual property transactions.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Nine months ended January 27, 2023
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$22,682	$7,740	65.9%	$3,920	17.3%	$3,813	$2,579	$1.94	31.9%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(67)	0.3	275	1.2	275	219	0.16	20.0
Acquisition-related items (3)	—	(30)	0.1	61	0.3	61	43	0.03	29.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	(23)	(23)	(0.02)	—
Medical device regulations (5)	—	(62)	0.3	107	0.5	107	87	0.07	18.7
Amortization of intangible assets	—	—	—	1,275	5.6	1,275	1,082	0.81	15.2
RCS impairments / costs (6)	—	(2)	—	109	0.5	109	106	0.08	2.8
Debt redemption premium and other charges (7)	—	—	—	—	—	53	42	0.03	20.8
Exit of business (8)	—	(27)	0.1	37	0.2	37	37	0.03	—
Certain tax adjustments, net (9)	—	—	—	—	—	—	783	0.59	—
Non-GAAP	$22,682	$7,551	66.7%	$5,783	25.5%	$5,706	$4,953	$3.72	12.9%
Currency impact	1,187	287	0.5	199	(0.4)			0.12
Currency Adjusted	$23,869	$7,838	67.2%	$5,982	25.1%			$3.84

	Nine months ended January 28, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$23,597	$7,554	68.0%	$4,081	17.3%	$3,915	$3,554	$2.63	8.8%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(91)	0.4	237	1.0	237	191	0.14	19.4
Acquisition-related items (3)	—	(14)	0.1	(54)	(0.2)	(54)	(57)	(0.04)	(5.6)
Certain litigation charges	—	—	—	95	0.4	95	78	0.06	17.9
(Gain)/loss on minority investments (4)	—	—	—	—	—	(23)	(19)	(0.01)	4.3
Medical device regulations (5)	—	(39)	0.2	70	0.3	70	56	0.04	20.0
Amortization of intangible assets	—	—	—	1,298	5.5	1,298	1,093	0.81	15.8
MCS impairments / costs (10)	—	(58)	0.3	726	3.1	726	564	0.42	22.3
Certain tax adjustments, net (11)	—	—	—	—	—	—	10	0.01	—
Non-GAAP (1)	$23,597	$7,353	68.8%	$6,453	27.3%	$6,264	$5,470	$4.04	12.5%
See description of non-GAAP financial measures contained in the press release dated February 21, 2023.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum. Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(6)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, and other associated costs, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(7)The charges relate to the early redemption of approximately $2.3 billion of debt and were recorded within interest expense, net within the consolidated statements of income.
(8)The charges relate to the exit of a business and are primarily comprised of inventory write-downs.
(9)The charge primarily relates to a $764 million reserve adjustment that was a direct result of the U.S. Tax Court opinion, issued on August 18, 2022, on the previously disclosed litigation regarding the allocation of income between Medtronic, Inc. and its wholly owned subsidiary operating in Puerto Rico.
(10)The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $211 million for commitments and obligations in connection with the decision, including customer support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of patients currently implanted with the HVAD System.
(11)The charge primarily relates to the amortization on previously established deferred tax assets from intercompany intellectual property transactions and a charge related to a change in the Company's permanent reinvestment assertion on certain historical earnings, which are partially offset by the deferred tax impact associated with a step up in tax basis for Swiss Cantonal purposes.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended January 27, 2023
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating (Income) Expense, net
GAAP	$7,727	$2,615	33.8%	$688	8.9%	$(125)	(1.6)%	$(149)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(40)	(0.5)	—	—	—	—	—
Acquisition-related items (3)	—	(8)	(0.1)	—	—	(8)	(0.1)	—
Medical device regulations (4)	—	(1)	—	(14)	(0.2)	—	—	—
RCS impairments / costs (5)	—	(8)	(0.1)	—	—	—	—	—
Gain/(loss) on minority investments (6)	—	—	—	—	—	—	—	8
Non-GAAP	$7,727	$2,558	33.1%	$673	8.7%	$(133)	(1.7)%	$(142)
Currency impact	379	94	(0.4)	10	(0.3)	91	1.2	(5)
Currency Adjusted	$8,106	$2,652	32.7%	$683	8.4%	$(42)	(0.5)%	$(147)

	Nine months ended January 27, 2023
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating (Income) Expense, net
GAAP	$22,682	$7,799	34.4%	$2,055	9.1%	$(187)	(0.8)%	$(342)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(125)	(0.6)	(2)	—	—	—	—
Acquisition-related items (3)	—	(8)	—	—	—	(23)	(0.1)	—
Medical device regulations (4)	—	(2)	—	(43)	(0.2)	—	—	—
RCS impairments / costs (5)	—	(24)	(0.1)	—	—	(82)	(0.4)	—
Gain/(loss) on minority investments (6)	—	—	—	—	—	—	—	23
Exit of business (7)	—	—	—	—	—	(10)	—	—
Non-GAAP	$22,682	$7,640	33.7%	$2,010	8.9%	$(302)	(1.3)%	$(319)
Currency impact	1,187	321	(0.3)	32	(0.3)	347	1.5	(11)
Currency Adjusted	$23,869	$7,961	33.4%	$2,042	8.6%	$45	0.2%	$(330)
See description of non-GAAP financial measures contained in the press release dated February 21, 2023.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(5)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, and other associated costs, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(6)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(7)Associated costs related to the exit of a business.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Nine months ended	Nine months ended
(in millions)	January 27, 2023	January 28, 2022
Net cash provided by operating activities	$3,579	$5,289
Additions to property, plant, and equipment	(1,081)	(979)
Free Cash Flow (2)	$2,498	$4,310
See description of non-GAAP financial measures contained in the press release dated February 21, 2023.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	January 27, 2023	April 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,521	$3,714
Investments	6,616	6,859
Accounts receivable, less allowances and credit losses of $207 and $230, respectively	5,887	5,551
Inventories, net	5,375	4,616
Other current assets	2,965	2,318
Total current assets	25,364	23,059
Property, plant, and equipment	13,926	13,365
Accumulated depreciation	(8,489)	(7,952)
Property, plant, and equipment, net	5,437	5,413
Goodwill	41,565	40,502
Other intangible assets, net	15,265	15,595
Tax assets	3,361	3,403
Other assets	3,142	3,008
Total assets	$94,134	$90,981
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$5,918	$3,742
Accounts payable	2,209	2,276
Accrued compensation	2,007	2,121
Accrued income taxes	657	704
Other accrued expenses	3,630	3,551
Total current liabilities	14,422	12,394
Long-term debt	22,210	20,372
Accrued compensation and retirement benefits	1,103	1,113
Accrued income taxes	2,305	2,087
Deferred tax liabilities	747	884
Other liabilities	1,730	1,410
Total liabilities	42,516	38,260
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,330,376,287 and 1,330,743,395 shares issued and outstanding, respectively	—	—
Additional paid-in capital	24,513	24,566
Retained earnings	30,117	30,250
Accumulated other comprehensive loss	(3,189)	(2,265)
Total shareholders’ equity	51,441	52,551
Noncontrolling interests	177	171
Total equity	51,618	52,722
Total liabilities and equity	$94,134	$90,981

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in millions)	January 27, 2023	January 28, 2022
Operating Activities:
Net income	$2,595	$3,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,018	2,019
Provision for credit losses	54	49
Deferred income taxes	(78)	(234)
Stock-based compensation	280	287
Loss on debt extinguishment	53	—
MCS asset impairment and inventory write-down	—	515
Other, net	182	92
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(408)	(212)
Inventories, net	(936)	(359)
Accounts payable and accrued liabilities	163	6
Other operating assets and liabilities	(344)	(444)
Net cash provided by operating activities	3,579	5,289
Investing Activities:
Acquisitions, net of cash acquired	(1,867)	(91)
Additions to property, plant, and equipment	(1,081)	(979)
Purchases of investments	(5,472)	(7,919)
Sales and maturities of investments	5,387	7,130
Other investing activities, net	15	(71)
Net cash used in investing activities	(3,018)	(1,930)
Financing Activities:
Change in current debt obligations, net	625	—
Proceeds from short-term borrowings (maturities greater than 90 days)	2,284	—
Issuance of long-term debt	3,430	—
Payments on long-term debt	(3,083)	(1)
Dividends to shareholders	(2,711)	(2,540)
Issuance of ordinary shares	209	344
Repurchase of ordinary shares	(548)	(1,138)
Other financing activities	(276)	(52)
Net cash used in financing activities	(70)	(3,387)
Effect of exchange rate changes on cash and cash equivalents	317	(87)
Net change in cash and cash equivalents	808	(114)
Cash and cash equivalents at beginning of period	3,714	3,593
Cash and cash equivalents at end of period	$4,521	$3,479

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$1,314	$842
Interest	262	295

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.